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                                                                     EXHIBIT 3.1

              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                     OF SERIES G CONVERTIBLE PREFERRED STOCK
                             OF GENERAL MAGIC, INC.


        GENERAL MAGIC, INC. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designation, rights, preferences and privileges of two thousand (2,000) shares of Series G Convertible Preferred Stock of the Company, as follows:

               RESOLVED, that the Company is authorized to issue two thousand (2,000) shares of Series G Convertible Preferred Stock of the Company (the "Series G Preferred"), par value $0.001 per share, which shall have the following powers, rights, preferences and privileges:

1. DIVIDEND RIGHTS.

        a. Holders of Series G Preferred, in preference to the holders of the Company's common stock, par value $.001 per share ("Common Stock") or any other capital stock of the Company of any class junior in rank to the Series G Preferred in respect of the preferences as to the distributions and payments on the liquidation, dissolution or winding up of the Company ("Junior Stock") and on a pari passu basis with the holders of the Company's Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock, the Series D Convertible Preferred Stock, the Series E Convertible Preferred Stock, the Series F Convertible Preferred Stock and any other classes or series of preferred stock of the Company that are of equal rank to the Series G Preferred in respect of the preferences as to the distributions and payments on the liquidation, dissolution or winding up of the Company (the "Pari Passu Stock"), shall be entitled to receive, when, if and as declared by the Board of Directors, cash dividends at the rate of seven percent (7%) of $10,000 per annum on each outstanding share of Series G Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Dividends shall be declared and set aside out of funds or assets of the Company legally available therefor. Such dividends shall be payable only upon resolution of the Board of Directors and shall be noncumulative.

        b. So long as any shares of Series G Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to a repurchase plan approved

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by the Board of Directors or pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Series G Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series G Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors.

2. VOTING RIGHTS. The holders of shares of Series G Preferred shall vote together with the Common Stock as though part of that class and shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series G Preferred could be converted under Section 4 hereof at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The holders of shares of Series G Preferred shall be entitled to vote as a separate class on any matter as to which such class would be entitled to vote under applicable law, and as provided in Section 5 below.

3. LIQUIDATION RIGHTS.

        a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series G Preferred shall be entitled to be paid out of the assets of the Company before any distribution or payment shall be made to the holders of any Junior Stock and on a pari passu basis with the Pari Passu Stock, an amount per share of Series G Preferred equal to $10,000 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus any declared and unpaid dividends, for each share of Series G Preferred held by them. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series G Preferred and the Pari Passu Stock of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series G Preferred and the Pari Passu Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

        b. The following events shall be considered a liquidation under this
Section:

               i. any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than a majority of the Company's voting


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        power immediately after such consolidation, merger or reorganization (an
        "Acquisition"); or

               ii. a sale of all or substantially all of the assets of the Company (an "Asset Transfer").

4. CONVERSION RIGHTS. The holders of the Series G Preferred shall have the following rights with respect to the conversion of the Series G Preferred into shares of Common Stock (the "Conversion Rights"):

        a. OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series G Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series G Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series G Preferred Conversion Rate" then in effect (determined as provided in Section 4(c)) by the number of shares of Series G Preferred being converted.

        b. MANDATORY CONVERSION. All outstanding shares of Series G Preferred shall be converted automatically into the number of shares of Common Stock into which such shares of Series G Preferred are convertible pursuant to Section 4(a) hereof upon the consent of the holders of at least fifty percent (50%) of the Series G Preferred then outstanding, without any further action by the holders of such shares.

        c. SERIES G PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series G Preferred (the "Series G Preferred Conversion Rate") shall be the quotient obtained by dividing $10,000 by the "Series G Preferred Conversion Price," calculated as provided in Section 4(d).

        d. SERIES G PREFERRED CONVERSION PRICE. The conversion price for the Series G Preferred shall initially be $1.684 (the "Series G Preferred Conversion Price"). Such initial Series G Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series G Preferred Conversion Price herein shall mean the Series G Preferred Conversion Price as so adjusted.

        e. MECHANICS OF CONVERSION. Each holder of Series G Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series G Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series G Preferred being converted. As promptly as practicable after the Series G Preferred Conversion Date (as defined below), the Company shall issue and shall deliver to the holder of shares of Series G Preferred being converted, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such Series G Preferred in accordance with the provisions of this Section 4. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Series G Preferred Conversion


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Date. At such time, the rights of the holder as holder of the converted shares of Series G Preferred shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

        "Series G Conversion Date" means: (i) the date when such written notice required by Section 4(e) is received by the Company, together with the certificate or certificates representing the shares of Series G Preferred being converted, or (ii) the date on which any event occurs causing a mandatory conversion of the shares of Series G Preferred pursuant to Section 4(b).

        f. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date that the first share of Series G Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series G Preferred, the Series G Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series G Preferred, the Series G Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

        g. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series G Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series G Preferred Conversion Price then in effect by a fraction
(i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series G Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series G Preferred Conversion Price shall be adjusted pursuant to this Section 4(g) to reflect the actual payment of such dividend or distribution.

        h. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon


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the conversion of the Series G Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(b) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series G Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series G Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

        i. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(b) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series G Preferred shall thereafter be entitled to receive upon conversion of the Series G Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series G Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series G Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series G Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

        j. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series G Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series G Preferred, if the Series G Preferred is then convertible pursuant to this
Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series G Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) such adjustment or readjustment, (ii) the Series G Preferred Conversion Price at the time in effect and (iii) the type and amount, if any, of other property which at the time would be received upon conversion of the Series G Preferred.

        k. NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as


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defined in Section 3(b)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(b)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series G Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding Series G Preferred), a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

        l. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series G Preferred, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series G Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

        m. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series G Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series G Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series G Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        n. NOTICES. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

5. PROTECTIVE PROVISIONS. The approval of the holders of a majority of the then outstanding Series G Preferred shall be required for (a) any change to this Certificate of


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Designations or the Company's Certificate of Incorporation if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the holders of the Series G Preferred, unless all series of preferred stock are so altered or changed; and
(b) any increase or decrease in the number of authorized shares of Series G Preferred.

6. NO REISSUANCE OF SERIES G PREFERRED. No share or shares of Series G Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

7. ELECTION OF DIRECTOR. The holders of the Series G Preferred, voting as a separate class, shall have the right to elect one (1) member of the Company's Board of Directors until the earlier of (i) the date upon which less than 600 shares (as adjusted for stock splits, recombinations, reclassifications and the like) of Series G Preferred are outstanding, (ii) the date upon which General Motors Corporation and its Affiliates own less than a majority of the outstanding shares of Series G Preferred (as adjusted for stock splits, recombinations, reclassifications and the like), and (iii) the date of consummation of an Acquisition or Asset Transfer. For purposes hereof, the term "Affiliates" with respect to General Motors Corporation shall mean Saab Automobile AB and any entity controlled directly or indirectly by General Motors Corporation, where "control" means the ownership of more than fifty percent (50%) of the outstanding voting securities or voting interests of the entity in question.


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        IN WITNESS WHEREOF, the Company has caused this Certificate of
Designations to be signed by Steven Markman, its President and Chief Executive Officer, this 7th day of December, 1999.

                                          GENERAL MAGIC, INC.


                                          /s/ Steven Markman
                                          --------------------------------------
                                          Steven Markman
                                          President and Chief Executive Officer


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